EXHIBIT 99.1

[Spectrum Pharmaceuticals, Inc. Letterhead]

Contacts:
John McManus
Spectrum Pharmaceuticals, Inc.
(949) 788-6700, ext. 247

Spectrum Pharmaceuticals reports second quarter financial results and highlights year-to-date progress

     IRVINE, Calif., August 18, 2003 – Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI) today reported a net loss for the second quarter ended June 30, 2003 of $1.6 million, or $(0.55) per share, compared to a net loss of $5.1 million, or $(4.50) per share, for the second quarter ended June 30, 2002. The decrease in net loss during the second quarter principally reflects the reduction in expenses caused by the completion of a large clinical trial in April of 2002 as well as cost reduction efforts implemented upon change in management at the Company during August 2002.

Financial Highlights

     For the second quarter, research and development expenses decreased from $3.8 million in 2002 to $0.5 million in 2003. The decrease in research and development expense reflects lower expenses related to the completion of a large clinical trial in April of 2002 and three smaller clinical trials in the second and third quarter of 2002, and cost reduction efforts including a major restructuring of the Company in August of 2002. General and administrative expenses decreased from $1.4 million during the second quarter of 2002 to $1.2 million during the second quarter of 2003. The decline principally reflects a decrease in salary and related expenses due to reductions in workforce implemented at the Company during 2002, offset by the shift of certain fixed costs from research and development in 2002 to general and administrative in 2003.

     Spectrum had cash and equivalents of $4.3 million on June 30, 2003, and earlier this week, the Company raised approximately $3.0 million through the sale of common stock (before offering costs and commissions estimated to be $300,000). Shares of common stock outstanding on June 30, 2003 were 3,355,686.

Operational Highlights

     Oncology Drug Development

     In June, positive late-stage clinical data on the efficacy of satraplatin in hormone-refractory prostate cancer were presented at ASCO, and our co-development partner, GPC Biotech, reiterated last week its plan to begin the Phase 3 registrational trial for satraplatin during the third quarter. Dosing of the first patient in this study will trigger a milestone payment and purchase of Spectrum equity totaling $2 million. GPC Biotech also recently announced results of a more comprehensive market analysis, which indicates that the market potential of satraplatin could be more than $500 million in annual peak sales. This revised estimate is based on what the Company believes to be modest assumptions for penetration in other areas of potential application for satraplatin, beyond hormone-refractory prostate cancer. These other areas include earlier stages of prostate cancer, as well as other tumor types such as small-cell lung cancer and ovarian cancer, where satraplatin has demonstrated clinical activity, and in combination with radiotherapy.

     Positive results from a phase 1 study of EOquin™ in superficial bladder cancer were also reported during the month of June, and the Company announced that it had initiated a larger phase 2 study of the drug at additional sites in England and the Netherlands. The Company expects to begin enrollment of patients in this study shortly after an expanded investigators’ meeting, which will be held in Europe in mid-September. The protocol for the expanded study has been finalized, and takes into consideration the insights and positive results observed during the phase 1 study.

     Development of elsamitrucin also remains on track, as the Company finalized its supply agreement and acquired the bulk drug necessary to complete the phase 2 study of elsamitrucin in refractory non-Hodgkin’s lymphoma. This trial is expected to begin during the second quarter of 2004.

     Generic Drug Development, Distribution and Marketing

          The Company’s first generic drug product, ciprofloxacin, is currently under review by the U.S. Food and Drug Administration, and work continues on two additional products for which the Company plans Abbreviated New Drug Application (ANDA) filings before year end. In addition, the Company and its partner, JB Chemicals & Pharmaceuticals, Ltd., have identified and begun development of additional products, for which ANDA’s will be filed next year. The Company’s goal remains to enter into at least one more partnership with an Indian pharmaceutical company before year-end, so that the Company can increase the number of ANDA’s and expand its generic product portfolio.

     Spectrum Pharmaceuticals’ primary focus is to develop in-licensed drugs for the treatment and supportive care of cancer patients. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG. Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin’s lymphoma. Eoquin™ is being studied in the treatment of superficial bladder cancer, and may have applications as a radiation sensitizer. The Company is actively working to develop, seek approval for and oversee the marketing of generic drugs in the U.S. Spectrum also has a pipeline of pre-clinical neurological drug candidates for disorders such as attention-deficit hyperactivity disorder, schizophrenia, mild cognitive impairment and pain, which it is actively seeking to out-license or co-develop. For additional information, visit the Company’s web site at www.spectrumpharm.com.

     This press release contains forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to the Company’s product development plans and any statements that relate to the intent, belief, plans or expectations of the Company or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the Company’s lack of revenues and need for additional financing; uncertainty regarding the availability of additional drug product candidates for in-licensing on acceptable terms or at all; the possibility that the Company’s existing drug product candidates may not prove to be safe or effective; the timing and uncertainty of the results of both the research and development and regulatory processes; the Company’s limited experience in establishing strategic alliances; the Company’s limited experience with the generic drug industry; technological advances and patents obtained by competitors; uncertainty regarding the Company’s ability to maintain compliance with the listing standards of the Nasdaq Stock Market and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

SPECTRUM PHARMACEUTICALS, INC.

Summary Consolidated Condensed Statement of Operations
(Unaudited)

	Three-Months Ended	Three-Months Ended	Six-Months Ended	Six-Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Revenues	$—	$190,972	$—	$210,973
Operating expenses:
Research and development	455,479	3,828,232	1,308,263	8,752,355
General and administrative	1,156,901	1,409,300	2,002,159	2,887,811

Total operating expenses	1,612,380	5,237,532	3,310,422	11,640,166

Loss from operations	(1,612,380)	(5,046,560)	(3,310,422)	(11,429,193)
Other expense, net	(34,230)	(93,536)	(32,740)	(16,367)

Net loss	$(1,646,610)	$(5,140,096)	$(3,343,162)	$(11,445,560)

Basic and diluted net loss per share	$(0.55)	$(4.50)	$(1.13)	$(10.88)

Basic and diluted weighted average common shares outstanding	3,117,384	1,142,243	3,013,636	1,052,230

Summary Consolidated Condensed Balance Sheets
(Unaudited)

	June 30,	December 31,
	2003	2002

Cash, cash equivalents, marketable securities and short-term investments	$4,287,413	$1,578,338
Other current assets	690,678	992,772

Total current assets	4,978,091	2,571,110
Property and equipment, net and other assets	775,699	882,010

Total assets	$5,753,790	$3,453,120

Current liabilities	$2,420,754	$2,521,691
Long term liabilities and other	69,810	259,077
Stockholders’ equity (deficit)	3,263,226	672,352

Total liabilities and stockholders’ equity (deficit)	$5,753,790	$3,453,120